Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Jive Software, Inc.:

We consent to the use of our report dated August 2, 2011, with respect to the consolidated balance sheet of OffiSync Corporation as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Portland, Oregon

November 29, 2011